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                                                                    EXHIBIT 21.1



                 SUBSIDIARIES OF BANCTRUST FINANCIAL GROUP, INC.


(1)      BankTrust, organized under the laws of the State of Alabama

(2)      BankTrust of Alabama, organized under the laws of the State of Alabama

(3)      BankTrust, organized under the laws of the State of Florida

(4) BancTrust Company, Inc., organized under the laws of the State of Alabama

(5) BancTrust Financial Services, Inc., organized under the laws of the State of Alabama